Exhibit 99.1
FOR RELEASE:	New Hartford, NY, April 10, 2019
CONTACT:	Christopher R. Byrnes (315) 738-0600 ext. 6226 cbyrnes@partech.com, www.partech.com

PAR TECHNOLOGY CORPORATION ANNOUNCES PRICING OF $70 MILLION OFFERING OF CONVERTIBLE SENIOR NOTES

New Hartford, NY- April 10, 2019 -- PAR Technology Corporation (NYSE: PAR) (“Company” or “PAR”), announced today that it priced its private offering of $70 million aggregate principal amount of 4.500% Convertible Senior Notes due 2024 (the “Notes”). The Notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also granted to the initial purchaser of the Notes a 30-day option to purchase up to an additional $10 million aggregate principal amount of Notes.  The sale is expected to close on April 15, 2019, subject to customary closing conditions.

The Notes will be unsecured senior obligations of the Company. The Notes will mature on April 15, 2024, unless earlier purchased, redeemed or converted. Interest will accrue on the Notes at a rate of 4.500% per year and will be payable semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2019.

The Notes will be convertible at the option of the holders, prior to the close of business on the business day immediately preceding October 15, 2023, only under certain circumstances and during certain periods, and thereafter, at any time until the close of business on the second business day immediately preceding the maturity date. The initial conversion rate for the Notes will be 35.0217 shares of the Company’s common stock for each $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $28.55 per share of the Company’s common stock). Upon conversion, the Notes may be settled, at the Company’s election, in cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock.

The Company may redeem the Notes for cash, at its option, on or after April 15, 2022, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding the redemption date, if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period).

The Company estimates that the net proceeds from the sale of the Notes, after deducting initial purchaser discounts and offering expenses, will be approximately $65.7 million (or approximately $75.2 million if the initial purchaser exercises in full its option to purchase additional Notes). The Company intends to use the net proceeds from the offering to repay in full amounts outstanding under its credit facility, which were approximately $16.1 million as of March 31, 2019, and terminate the credit facility. The Company intends to use the remaining proceeds from the offering (including any net proceeds from the sale of any additional Notes that may be sold should the initial purchaser exercise its option to purchase additional Notes) for general corporate purposes, including funding investment in its Brink business and for other working capital needs. The Company may also use a portion of the proceeds to acquire or invest in other assets complementary to its business.

The Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Notes nor the shares of the Company’s common stock into which the Notes are convertible have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes (or the shares of the Company’s common stock into which the Notes are convertible), nor will there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the completion of the offering of the Notes and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those expressed in that forward-looking statements, including risks related to whether the Company will be able to satisfy the conditions required to close any sale of the Notes, the intended use of the proceeds of the offering and the fact that the Company’s management will have broad discretion in the use of the proceeds from any sale of the Notes. Other risks and uncertainties that could cause the actual results or events to differ materially from those contemplated in forward looking statements are discussed in “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s other filings with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About PAR Technology Corporation

PAR Technology Corporation (PAR) is a leading global provider of software, systems, and service solutions to the restaurant and retail industries. Today,  with 40 years of experience and point of sale systems in nearly 100,000 restaurants and more than 110 countries, PAR is redefining the point of sale through cloud software and bringing technological innovation to all corners of the enterprise. PAR’s Government business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. PAR Technology Corporation’s stock is traded on the New York Stock Exchange under the symbol PAR. For more information, visit www.partech.com or connect with PAR on Facebook at www.facebook.com/parpointofsale or Twitter at www.twitter.com/Par_tech.